Allstate Life
Insurance Company
A Stock Company

Home Office:  Allstate Plaza, Northbrook, Illinois  60062-7154


Flexible Premium Deferred Variable Annuity Contract


This Contract is issued to customers of Allstate Life Insurance Company. Throughout this Contract, "you" and "your" refer to the Contract owner(s). "We", "us" and "our" refer to Allstate Life Insurance Company.

Contract Summary
This flexible premium deferred variable annuity provides a cash withdrawal benefit and a death benefit during the Accumulation Phase and periodic income payments beginning on the Payout Start Date during the Payout Phase.

The dollar amount of income payments or other values provided by this Contract, when based on the investment experience of the Variable Account, will vary to reflect the performance of the Variable Account and are not guaranteed as to dollar amount.

This Contract does not pay dividends.

The tax status of this Contract as it applies to the Owner should be reviewed each year.

PLEASE READ YOUR CONTRACT CAREFULLY.

This is a legal contract between the Contract Owner and Allstate Life Insurance Company.

Return Privilege
If you are not satisfied with this Contract for any reason, you may return it to us or our agent within 20 days after you receive it. We will refund any purchase payments allocated to the Variable Account, adjusted to reflect investment gain or loss from the date of allocation to the date of cancellation, plus any purchase payments allocated to the Fixed Account Options. (Where required by state law, we will refund any purchase payments.) If this Contract is qualified under Section 408 of the Internal Revenue Code, we will refund the greater of any purchase payments or the Contract Value.

If you have any questions about your Allstate Life variable annuity, please contact Allstate Life at (800) 366-1411.
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         Secretary                    Chairman  and Chief
                                      Executive Officer

LU4518FL


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TABLE OF CONTENTS
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THE PERSONS INVOLVED.......................................................4

ACCUMULATION PHASE.........................................................5

PAYOUT PHASE..............................................................12

INCOME PAYMENT TABLES.....................................................15

GENERAL PROVISIONS........................................................16




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ANNUITY DATA
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CONTRACT NUMBER:................................................444444444

ISSUE DATE:..............................................January 15, 1999

INITIAL PURCHASE PAYMENT:......................................$10,000.00
                                                                      IRA
INITIAL ALLOCATION OF PURCHASE PAYMENT:

                                    ALLOCATED
                                   AMOUNT (%)
VARIABLE SUB-ACCOUNTS
        Sub-account 1                   10%
        Sub-account 2                   10%
        Sub-account 3                   10%
        Sub-account 4                   10%

                                                                    Rate
                                       Allocated     Guaranteed     Guaranteed
                                       Amount (%)    Interest Rate  Through
STANDARD FIXED ACCOUNT
         1 Year Guaranteed Period           10%         5.00%       07/01/2002


DOLLAR COST AVERAGING FIXED ACCOUNT
        1 Year Guarantee Period             10%         5.00%       01/15/2000

MINIMUM GUARANTEED RATE
        Dollar Cost Averaging Fixed Account:............................3.00%

PAYOUT START DATE:..........................................January 15, 2054

OWNER(s):.......................................................John Doe
 ................................................................Jane Doe

ANNUITANT:......................................................John Doe
        AGE AT ISSUE:.................................................35
        SEX:........................................................Male

                                  RELATIONSHIP
BENEFICIARY                         TO OWNER                PERCENTAGE
Jane Doe                             Wife                       50%
John Doe                            Husband                     50%

                                  RELATIONSHIP
CONTINGENT BENEFICIARY              TO OWNER                PERCENTAGE
Susan Doe                           Daughter                   100%



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TABLE OF MINIMUM GUARANTEED VALUES * ONE YEAR GUARANTEE PERIOD
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                                                       TOTAL WITHDRAWAL
END OF YEAR                   ACCOUNT VALUE                  VALUE

     1                            1,050                       987
     2                            2,111                      1,984
     3                            3,204                      3,019
     4                            4,330                      4,094
     5                            5,490                      5,211
     6                            6,685                      6,372
     7                            7,916                      7,578
     8                            9,183                      8,843
     9                           10,489                     10,149
     10                          11,833                     11,493
     11                          13,218                     12,878
     12                          14,645                     14,305
     13                          16,114                     15,774
     14                          17,628                     17,288
     15                          19,187                     18,847
     16                          20,792                     20,452
     17                          22,446                     22,106
     18                          24,149                     23,809
     19                          25,904                     25,564
     20                          27,711                     27,371





*These Minimum Guaranteed Values assume that an initial purchase payment of $1,000 plus additional $1,000 purchase payments were made in each subsequent year and were allocated in full to the one year guarantee period of the fixed account. Interest is credited to the initial purchase payment at the guaranteed effective annual interest rate shown on the Annuity Data page for the initial guarantee period. After the initial guarantee period, interest is credited to the initial purchase payments and to the additional subsequent purchase payments at the minimum guaranteed effective annual interest rate shown on the Annuity Data page for all years shown. These values assume that no partial withdrawals are made and no state premium taxes must be paid. If withdrawals are made or state premium taxes must be paid, the Minimum Guaranteed Values will be less than those shown. If additional subsequent purchase payments are not made as described above, the Minimum Guaranteed Values will be more or less than those shown.


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THE PERSONS INVOLVED
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Owner The person named at the time of  application is the Owner of this Contract unless subsequently changed. As Owner, you will receive any periodic income payments, unless you have directed us to pay them to someone else.

You may exercise all rights stated in this Contract, subject to the rights of any irrevocable Beneficiary.

You may change the Owner or Beneficiary at any time. You may name a new Annuitant prior to the Payout Start Date. Once we have received a satisfactory written request for a change of Owner, Beneficiary, or Annuitant, the change will take effect as of the date you signed it. We are not liable for any payment we make or other action we take before receiving any written request for a change from you.

You may not assign an interest in this Contract as collateral or security for a loan. However, you may assign periodic income payments under this Contract prior to the Payout Start Date. We are bound by an assignment only if it is signed by the assignor and filed with us. We are not responsible for the validity of the assignment.

If the sole surviving Owner dies prior to the Payout Start Date, the Beneficiary becomes the new Owner. If the sole surviving Owner dies after the Payout Start Date, the Beneficiary becomes the new Owner and will receive any subsequent guaranteed income payments.

If more than one person is designated as Owner:

o Owner as used in this Contract refers to all persons named as Owners, unless otherwise indicated;

o    any request to exercise ownership rights must be signed by all Owners; and

o on the death of any person who is an Owner, the surviving person(s) named as Owner will continue as Owner.

Annuitant The Annuitant is the person named on the Annuity Data Page, but may be changed by the Owner, as described above. The Annuitant must be a living individual. If the Annuitant dies prior to the Payout Start Date, the new Annuitant will be:

o        the youngest Owner; otherwise

o        the youngest beneficiary.

Beneficiary The Beneficiary is the person(s) named on the Annuity Data Page, but may be changed by the Owner, as described above. We will determine the Beneficiary from the most recent written request we have received from you. If you do not name a Beneficiary or if the Beneficiary named is no longer living, the Beneficiary will be:

o        your spouse if living; otherwise

o        your children equally if living; otherwise

o        your estate.

The Beneficiary may become the Owner under the circumstances described in the Owner provision above.


Natural Person As used in this Contract, Natural Person means a living individual or trust entity that is treated as an individual for Federal Income Tax purposes under the Internal Revenue Code.


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ACCUMULATION PHASE
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Accumulation  Phase Defined The "Accumulation  Phase" is the first of two phases during your Contract. The Accumulation Phase begins on the issue date of the Contract stated on the Annuity Data Page. This phase will continue until the Payout Start Date unless the Contract is terminated before that date.


Contract Year "Contract Year" is the one year period beginning on the issue date of the Contract and on each anniversary of the issue date.


Investment Alternatives The "Investment Alternatives" are the subaccounts of the Variable Account and the Fixed Account Options. We reserve the right to limit the availability of the Investment Alternatives for new investments.

Purchase Payments Purchase payments for this contract are flexible. The initial purchase payment shown on the Annuity Data Page must be paid on the issue date. Thereafter, you may make payments of at least $100 at any time prior to the Payout Start Date. We may limit the maximum amount of premium payments we will accept.
Purchase payments are payable to us at our home office.

We will invest the purchase payments in the Investment Alternatives you have selected. You may allocate any portion of your purchase payment, in whole percents from 0% to 100%, or in exact dollar amounts to any of the Investment Alternatives. The total allocation must equal 100%.

The allocation of the initial purchase payment is shown on the Annuity Data Page. Allocation of each subsequent purchase payment will be the same as the allocation for the most recent purchase payment unless you change the allocation. You may change the allocation of subsequent purchase payments at any time, simply by giving us written notice. Any change will be effective when we receive the notice.


Variable Account The "Variable Account" for this Contract is the Allstate Life Insurance Company Separate Account I. This account is a separate investment account to which we allocate assets contributed under this and certain other Contracts. These assets will not be charged with liabilities arising from any other business we may have.


Variable Subaccounts The Variable Account is divided into subaccounts. Each subaccount invests solely in the shares of the mutual fund underlying that subaccount.


Fixed Account Options The Fixed Account Options are the Dollar Cost Averaging Fixed Account Option and the Standard Fixed Account.


Dollar Cost Averaging Fixed Account Purchase payments allocated to the Dollar Cost Averaging Fixed Account option will earn interest at the current rate in effect at the time of allocation. The rate will never be less than the minimum guaranteed rate shown on the Annuity Data Page. Each purchase payment and associated interest in the Dollar Cost Averaging Fixed Account option must be transferred to other investment alternatives in equal monthly installments. The number of monthly installments must be no more than 12. At the end of 12 months from the date of a purchase payment allocation to the Dollar Cost Averaging Fixed Account, any remaining portion of the purchase payment and interest in the Dollar Cost Averaging Fixed Account will be allocated to other investment alternatives as defined by the current Dollar Cost Averaging Fixed Account allocation. You may only allocate money to the Dollar Cost Averaging Fixed Account option by allocating a portion of a purchase payment. No amount may be transferred into the Dollar Cost Averaging Fixed Account.

Standard Fixed Account Money in the Standard Fixed Account will earn interest at the current rate in effect at the time of allocation or transfer to the Standard Fixed Account during the guarantee period. We will offer a one year guarantee period. Other guarantee periods will be offered at our discretion. Subsequent renewal dates will be on anniversaries of the first renewal date. After the initial guarantee period, a renewal rate will be declared at our discretion.


Crediting Interest We credit interest daily to money allocated to the Fixed Account Options at a rate which compounds over one year to the interest rate we guaranteed when the money was allocated. We will credit interest on the initial purchase payment from the issue date. We will credit interest to subsequent purchase payments allocated to the Fixed Account Options from the date we receive them at a rate declared by us. We will credit interest to transfers from the date the transfer is made. The interest rate for the Dollar Cost Averaging Fixed Account Options will never be less than the minimum guaranteed rate shown on the Annuity Data Page.


Transfers You may transfer your Contract Value between Investment Alternatives prior to the Payout Start Date. You may make 12 transfers per Contract Year without charge. Each transfer after the 12th transfer in any Contract Year may be assessed a $10 transfer fee.

Transfers are subject to the following restrictions:

o    No amount may be transferred into the Dollar Cost Averaging Fixed Account.

o The maximum amount transferable from the Standard Fixed Account during any Contract Year is the greater of 30% of the Standard Fixed Account balance as of the last Contract Anniversary or the greatest of any prior transfer from the Standard Fixed Account. This limitation does not apply to Dollar Cost Averaging. However, if any interest rate is renewed at a rate at least one percentage point less than the pervious rate, the Contract Owner may elect to transfer up to 100% of the amounts receiving that reduced rate within 60 days of the notification of the interest rate decrease. The Company reserves the right to defer transfers from the Standard Fixed Account for up to six months from the date of request.

o The minimum amount that may be transferred from the Standard Fixed Account or a Subaccount of the Variable Account is $100; if the total amount remaining in the Standard Fixed Account or the Subaccount of the Variable Account after a transfer would be less than $100, the entire amount may be transferred. These limitations do not apply to the Dollar Cost Averaging Fixed Account.

o At the end of 12 months from the date of a purchase payment allocation to the Dollar Cost Averaging Fixed Account, any remaining portion of the purchase payment and interest in the Dollar Cost Averaging Fixed Account will be allocated to other Investment Alternatives as defined by the current Dollar Cost Averaging Fixed Account allocation.


We reserve the right to waive the transfer fees and restrictions contained in this contract.


Contract Value On the issue date of the Contract, the Contract Value is equal to the initial purchase payment. After the issue date, the Contract Value is equal to the sum of:

o the number of Accumulation Units you hold in each subaccount of the Variable Account multiplied by the Accumulation Unit Value for that subaccount on the most recent Valuation Date; plus

o    the total value you have in the Fixed Account Options.

If you withdraw the entire Contract Value, you may receive an amount less than the Contract Value because a Withdrawal Charge, income tax withholding, and a premium tax charge may apply.


Valuation Period and Valuation Date A "Valuation Period" is the time interval between the closing of the New York Stock Exchange on consecutive Valuation Dates. A "Valuation Date" is any date the New York Stock Exchange is open for trading.


Subaccount Values The value of a subaccount is equal to the number of Accumulation Units you hold for that subaccount multiplied by the accumulation unit value for that subaccount on the most recent valuation date.


Accumulation Units and Accumulation Unit Value Amounts which you allocate to a Subaccount of the Variable Account are used to purchase Accumulation Units in that subaccount at the price next determined after our receipt of the purchase payment or transfer. The Accumulation Unit Value for each subaccount is calculated at the end of any Valuation Period by multiplying the Accumulation Unit Value at the end of the immediately preceding Valuation Period by the subaccount's Net Investment Factor for the current Valuation Period. The
Accumulation Unit Values may go up or down depending upon the investment experience of the underlying portfolio and the deduction of certain fees and expenses. Additions or transfers to a Subaccount of the Variable Account will increase the number of Accumulation Units for that subaccount. Withdrawals or transfers from a Subaccount of the Variable Account and deductions for Contract Maintenance Charges will decrease the number of Accumulation Units for that subaccount.


Net Investment Factor For each Variable Subaccount, the "Net Investment Factor" for a Valuation Period is equal to:

o    The sum of:

o the net asset value per share of the mutual fund portfolio underlying the subaccount determined at the end of the Valuation Period, plus

o the per share amount of any dividend or capital gain distributions made by the mutual fund portfolio underlying the subaccount during the current Valuation Period, plus or minus

o a per share credit or charge with respect to any taxes which we paid or for which we reserved during the Valuation Period which are determined by us to be attributable to the operation of the subaccount (no federal income taxes are applicable under present law).

o Divided by the net asset value per share of the mutual fund portfolio underlying the subaccount determined as of the end of the immediately preceding Valuation Period.

o The result is reduced by the annualized Mortality and Expense Risk Charge and the annualized Administrative Expense Charge divided by the number of days in the current calendar year and then multiplied by the number of calendar days in the current Valuation Period.

The net investment factor may be greater, less than, or equal to one; therefore, the value of an accumulation unit may increase, decrease, or remain the same.


Mortality and Expense Risk Charge The annualized aggregate Mortality and Expense Risk Charge is equal to 1.15% of the net asset value of each subaccount. (See Net Investment Factor for a description of how this charge is applied.) Our expense and mortality experience will not adversely affect the dollar amount of variable benefits or other contractual payments or values under this contract.


Administrative  Expense Charge The annualized  Administrative  Expense Charge is
 .10% of the net asset value of the subaccount. (See Net Investment Factor for a description of how this charge is applied.) This charge compensates us for the cost of administering the contracts and the Variable Account.


Contract Maintenance Charge Prior to the Payout Start Date, a Contract Maintenance Charge will be deducted from your Contract Value on each Contract Anniversary. The charge is only deducted from the subaccounts of the Variable Account. The charge will be deducted from the money market subaccount; if the money market subaccount has insufficient funds to cover the Contract Maintenance Charge, the balance will be deducted on a pro-rata basis from each of the other subaccounts of the Variable Account in the proportion that your value in each bears to your total value in all subaccounts of the Variable Account, excluding the money market subaccount. A full Contract Maintenance Charge will be deducted if the Contract is terminated on any date other than a Contract Anniversary. The annualized charge will never be greater than $35 per Contract Year. The Contract Maintenance Charge will be waived if total purchase payments are $50,000 or more or if all money is allocated to the Fixed Account Options on the Contract Anniversary.

After the Payout Start Date the Contract Maintenance Charge will be deducted in equal parts from each income payment. The Contract Maintenance Charge will be waived if the Contract Value on the Payout Start Date is $50,000 or more or if all payments are Fixed Amount Income Payments..


Taxes Any premium taxes or income tax withholding relating to the Contract may be deducted from purchase payments or the Contract Value when the tax is incurred or at a later time.


Withdrawal You have the right to withdraw part or all of your Contract Value, less any applicable taxes and Withdrawal Charges, at any time during the Accumulation Phase. Each withdrawal must be at least $50. You must specify the Investment Alternative(s) from which you wish to make a withdrawal. If any withdrawal reduces the Contract Value to less than $500, we will treat the request as a withdrawal of the entire Contract Value. If you withdraw the entire Contract Value, the Contract will terminate.

When you make a withdrawal, your Contract Value will be reduced by the amount paid to you and any applicable Withdrawal Charge, and/or taxes. A Contract Maintenance Charge will also be deducted if the Contract is terminated on a day other than a Contract Anniversary. Any Withdrawal Charge will be waived on withdrawals taken to satisfy IRS minimum distribution rules. This waiver is permitted only for withdrawals which satisfy distributions resulting from this Contract.


Withdrawal Charge Withdrawals in excess of the Free Withdrawal Amount will be subject to a Withdrawal Charge as follows:

Payment Year:    1       2       3       4       5     6    7     8 and Later

Percentage:      7%      7%      6%      6%      5%    4%   3%    0%

The Withdrawal Charge is deducted from remaining Contract Value so that the actual reduction in Contract Value as a result of the withdrawal will be greater than the withdrawal amount requested and paid.

For purposes of determining the Withdrawal Charge, the Contract Value is deemed to be withdrawn in the following order:

First. Earnings--The amount of contract value in excess of all purchase payments that have not previously been withdrawn;

Second. Old Purchase Payments--Purchase payments received by us more than seven years prior to the date of withdrawal which have not been previously withdrawn;

Third. Any additional amounts available as a free withdrawal, as described below; and

Fourth. New Purchase Payments--Purchase payments received by us less than seven years prior to the date of withdrawal. These payments are deemed to be withdrawn on a first-in, first-out basis.

For each purchase payment withdrawal, the "Payment Year" in the table is measured from the date we received the purchase payment. The Withdrawal Charge is determined by multiplying the applicable percentage times that part of each withdrawal that represents New Purchase Payments in excess of the Free Withdrawal Amount.


Free Withdrawal Amount Each Contract Year, we determine the Free Withdrawal Amount which is equal to the greater of earnings not previously withdrawn or 15% of purchase payments. Each Contract Year, you may withdraw the Free Withdrawal Amount without any Withdrawal Charge. Any Free Withdrawal Amount which is not withdrawn during a Contract year may not be carried over to increase the Free Withdrawal Amount available in a subsequent year.


Death of Owner or Annuitant A benefit may be paid to the Owner determined immediately after the death if, prior to the Payout Start Date:

o        any Owner dies; or

o        the Annuitant dies and the Owner is not a natural person.

If the Owner eligible to receive a benefit is not a natural person, the Owner may elect to receive the benefit in one or more distributions. Otherwise, if the Owner is a natural person, the Owner may elect to receive a benefit either in one or more distributions or by periodic payments through an Income Plan.

A Death Benefit will be paid if:

o the Owner elects to receive the Death Benefit within 180 days of the date of death; and

o payment is made as of the date we determine the value of the Death Benefit, as defined at the end of the Death Benefit provision.

Otherwise, the Settlement Value will be paid. In any event, the entire value of the Contract must be distributed within five (5) years after the date of death unless an Income Plan is elected or a surviving spouse continues the Contract in accordance with the following provisions. We reserve the right to extend the 180 day period when we will pay the Death Benefit.

If an Income Plan is elected, payments form the Income Plan must begin within one year of the date of death and must be payable throughout:

o    the life of the Owner; or

o    a period not to exceed the life expectancy of the Owner; or

o the life of the Owner with payments guaranteed for a period not to exceed the life expectancy of the Owner.

If the surviving spouse of the deceased is the new Owner, then the spouse may elect one of the options listed above or may continue the Contract in the Accumulation Phase as if the death had not occurred. If the Contract is continued in the Accumulation Phase, the following conditions apply:

o On the day the Contract is continued, the Contract Value will be the Death Benefit as determined at the end of the Valuation Period during which we received due proof of death.

o The surviving spouse may make a single withdrawal of any amount within one year of the date of death without incurring a Withdrawal Charge.

o Prior to the Payout Start Date, the Death Benefit of the continued Contract will be the greater of:

o the sum of all purchase payments reduced by a withdrawal adjustment, as defined in the Death Benefit provision; or

o    the Contract Value on the date we determine the Death Benefit.

The withdrawal adjustment is defined in the Death Benefit provision.


Death Benefit Except as defined above when the surviving spouse continues the Contract, prior to the Payout Start Date, the Death Benefit is equal to the greatest of the following Death Benefit alternatives:

o the sum of all purchase payments reduced by a withdrawal adjustment, as defined below; or

o    the Contract Value on the date we determine the Death Benefit; or

o the amount that would have been payable in the event of a full withdrawal of the Contract value on the date we determine the Death Benefit; or

o the Contract Value on each Death Benefit anniversary prior to the date we determine the Death Benefit, increased by any purchase payments made since that Death Benefit anniversary and reduced by a withdrawal adjustment, as defined below.

The first Death Benefit anniversary is the 7th Contract Anniversary. Subsequent Death Benefit anniversaries are those Contract Anniversaries that are multiples of 7 Contract Years, beginning with the 14th Contract Anniversary. For example, the 7th, 14th, and 21st Contract Anniversaries are the first three Death Benefit anniversaries.

The withdrawal adjustment is equal to (a) divided by (b), with the result multiplied by (c) where:

(a)  equals the withdrawal amount.

(b)  equals the Contract Value immediately prior to the withdrawal

(c) equals the value of the applicable Death Benefit alternative immediately prior to the withdrawal.

We will determine the value of the Death Benefit as of the end of the Valuation Period during which we receive a complete request for payment of the Death Benefit. A complete request includes due proof of death.


Settlement Value The Settlement Value is the same amount that would be paid in the event of a full withdrawal of the Contract Value. We will calculate the Settlement Value at the end of the Valuation Period coinciding with the requested distribution date for payment or on the mandatory distribution date of 5 years after the date of death, whichever is earlier.



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PAYOUT PHASE
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Payout Phase  Defined The "Payout  Phase" is the second of the two phases during your Contract. During this phase the Contract Value less any applicable taxes is applied to the Income Plan you choose and is paid out as provided in that plan.

The Payout Phase begins on the Payout Start Date. It continues until we make the last payment as provided by the Income Plan chosen.


Payout Start Date The "Payout Start Date" is the date the Contract Value less any applicable taxes is applied to an Income Plan. The anticipated Payout Start Date is shown on the Annuity Data Page. You may change the Payout Start Date by writing to us at least 30 days prior to this date.

The Payout Start Date must be on or before the later of:

o    the Annuitant's 90th birthday; or

o    the 10th anniversary of the Contract's issue date.


Income Plans An "Income Plan" is a series of payments on a scheduled basis to you or to another person designated by you. The Contract Value on the Payout Start Date less any applicable taxes, will be applied to your Income Plan choice from the following list:

1. Life Income with Guaranteed Payments. We will make payments for as long as the Annuitant lives. If the Annuitant dies before the selected number of guaranteed payments have been made, we will continue to pay the remainder of the guaranteed payments.

2. Joint and Survivor Life Income with Guaranteed Payments. We will make payments for as long as either the Annuitant or joint Annuitant, named at the time of Income Plan selection, lives. If both the Annuitant and the joint Annuitant die before the selected number of guaranteed payments have been made, we will continue to pay the remainder of the guaranteed payments.

3. Guaranteed Number of Payments. We will make payments for a specified number of months beginning on the Payout Start Date. These payments do not depend on the Annuitant's life. The number of months guaranteed may be from 60 to 360. Income payments for less than 120 months may be subject to a Withdrawal Charge.

We reserve the right to make available other Income Plans.


Income Payments Income Payment amounts may be Variable Amount Income Payments, Fixed Amount Income Payments, or both. The method of calculating the initial payment is different for the two types of payments. The Contract Maintenance Charge will be deducted in equal payments from each income payment. The Contract Maintenance Charge will be waived if the Contract Value on the Payout Start Date is $50,000 or more or if all payments are Fixed Amount Income Payments.


Variable Amount Income Payments Variable Amount Income Payments will vary to reflect the performance of the Variable Account in which you are invested at that time. The portion of the initial income payment based upon a particular Variable subaccount is determined by applying the amount of the Contract Value in that subaccount on the Payout Start Date, less any applicable premium tax, to the appropriate value from the Income Payment Table. This portion of the initial income payment is divided by the Annuity Unit Value on the Payout Start Date for that Variable subaccount to determine the number of Annuity Units from that subaccount which will be used to determine subsequent income payments. Unless transfers are made between subaccounts, each subsequent income payment from that subaccount will be that number of Annuity Units times the Annuity Unit Value for the subaccount for the Valuation Date on which the income payment is made.


Annuity Unit Value The Annuity Unit Value for each subaccount of the Variable Account at the end of any Valuation Period is calculated by:

o multiplying the Annuity Unit Value at the end of the immediately preceding Valuation Period by the subaccount's Net Investment Factor during the period; and then

o dividing the result by 1.000 plus the assumed investment rate for the period. The assumed investment rate is an effective annual rate of 3%. We reserve the right to offer an assumed investment rate greater than 3%.


Fixed Amount Income Payments The income payment amount derived from any monies allocated to the Fixed Account Options during the Accumulation Phase is fixed for the duration of the Income Plan. The Fixed Amount Income Payment is calculated by applying the portion of the Contract Value in the Fixed Account Options on the Payout Start Date, less any applicable premium tax, to the greater of the appropriate value from the Income Payment Table selected or such other value as we are offering at that time.


Annuity Transfers After the Payout Start Date, no transfers may be made from the Fixed Amount Income Payment. Transfers between subaccounts of the Variable Account may not be made for six months after the Payout Start Date. Transfers from the Variable Amount Income Payment to the Fixed Amount Income Payment may be made only if Income Plan 3 has been chosen, and may not be made for six months after the Payout Start Date. Transfers permitted above may be made once every six months after the initial six-month waiting period concludes.


Payout Terms and Conditions The income payments are subject to the following terms and conditions:

o If no purchase payments have been received for two years and the Contract Value is less than $2,000, or not enough to provide an initial payment of at least $20, we reserve the right to:

o    change the payment frequency to make the payment at least $20; or

o terminate the Contract and pay you the Contract Value less any applicable taxes in a lump sum.

o If we do not receive a written choice of an Income Plan from you at least 30 days before the Payout Start Date, the Income Plan will be Life Income with Guaranteed Payments for 120 months.

o If you choose an Income Plan which depends on any person's life, we may require:

o    proof of age and sex before income payments begin; and

o proof that the Annuitant or joint Annuitant is still alive before we make each payment.

o After the Payout Start Date, the Income Plan cannot be changed and withdrawals cannot be made unless income payments are being made from the Variable Account under Income Plan 3. You may terminate the income payments being made from the Variable Account under Income Plan 3 at any time and withdraw the value, subject to Withdrawal Charges.

o If any Owner dies during the Payout Phase, the remaining income payments will be paid to the successor Owner as scheduled.

------------------------------------------------------------------------------

INCOME PAYMENT TABLES
------------------------------------------------------------------------------

The initial income payment will be at least the amount based on the adjusted age of the Annuitant(s) and the tables below, less any federal income taxes which are withheld. The adjusted age is the actual age on the Payout Start Date reduced by one year for each six full years between January 1, 1983 and the Payout Start Date. Income payments for ages and guaranteed payment periods not shown below will be determined on a basis consistent with that used to determine those that are shown. The Income Payment Tables are based on 3.0% interest and the 1983a Annuity Mortality Tables.


Income Plan 1 - Life Income with Guaranteed Payments for 120 Months
============================================================================================================================

                           Monthly Income Payment for each $1,000 Applied to this Income Plan
============================================================================================================================
------------------- ---------------------- ---------------- ---------------------- ---------------- ========================

 Annuitant's                               Annuitant's  Age                          Annuitant's
 Age                   Male     Female                         Male     Female            Age          Male    Female
------------------- ---------------------- ---------------- ---------------------- ---------------- ========================

       35              $3.43     $3.25            49           $4.15    $3.82             63           $5.52   $4.97
       36               3.47      3.28            50            4.22     3.88             64            5.66     5.09
       37               3.51      3.31            51            4.29     3.94             65            5.80     5.22
       38               3.55      3.34            52            4.37     4.01             66            5.95     5.35
       39               3.60      3.38            53            4.45     4.07             67            6.11     5.49
       40               3.64      3.41            54            4.53     4.14             68            6.27     5.64
       41               3.69      3.45            55            4.62     4.22             69            6.44     5.80
       42               3.74      3.49            56            4.71     4.29             70            6.61     5.96
       43               3.79      3.53            57            4.81     4.38             71            6.78     6.13
       44               3.84      3.58            58            4.92     4.46             72            6.96     6.31
       45               3.90      3.62            59            5.02     4.55             73            7.13     6.50
       46               3.96      3.67            60            5.14     4.65             74            7.31     6.69
       47               4.02      3.72            61            5.26     4.75             75            7.49     6.88
       48               4.08      3.77            62            5.39     4.86
------------------- ---------------------- ---------------- ---------------------- ---------------- ========================






Income  Plan 2 -  Joint  and  Survivor  Life  Income  with  Guaranteed  Payments  for 120
Months
==============================================================================================================================

                            Monthly Income Payment for each $1,000 Applied to this Income Plan
==============================================================================================================================
                     Female Annuitant's Age
-------------------- =========================================================================================================
      Male
   Annuitant's          35         40        45          50         55           60         65           70         75
       Age
-------------------- ---------- ------------ ----------- ---------- ---------- ---------- ---------- --------- ===============

       35             $3.09      $3.16      $3.23      $3.28      $3.32       $3.36      $3.39        $3.40       $3.42
       40              3.13       3.22       3.31       3.39       3.46        3.51       3.56         3.59        3.61
       45              3.17       3.28       3.39       3.50       3.60        3.69       3.76         3.81        3.85
       50              3.19       3.32       3.45       3.60       3.74        3.87       3.98         4.07        4.14
       55              3.21       3.35       3.51       3.68       3.87        4.06       4.23         4.37        4.48
       60              3.23       3.37       3.55       3.75       3.98        4.23       4.47         4.70        4.88
       65              3.24       3.39       3.57       3.80       4.07        4.37       4.71         5.04        5.34
       70              3.24       3.40       3.59       3.83       4.13        4.48       4.90         5.36        5.81
       75              3.25       3.41       3.61       3.86       4.17        4.56       5.04         5.61        6.22
-------------------- ---------- ---------- ---------- ---------- ----------- ---------- ------------ ----------- =============

Income Plan 3 - Guaranteed Number of Payments
--------------------------------- =============================================

                                  Monthly Income Payment for each
    Specified Period              $1,000 Applied to this Income Plan
--------------------------------- =============================================
--------------------------------- =============================================

        10 Years                                    $9.61
        11 Years                                     8.86
        12 Years                                     8.24
        13 Years                                     7.71
        14 Years                                     7.26
        15 Years                                     6.87
        16 Years                                     6.53
        17 Years                                     6.23
        18 Years                                     5.96
        19 Years                                     5.73
        20 Years                                     5.51
--------------------------------- ============================================



------------------------------------------------------------------------------

GENERAL PROVISIONS
------------------------------------------------------------------------------


The Entire Contract The entire contract consists of this Contract, any written application, and any Contract endorsements and riders.

All statements made in a written application are representations and not warranties. No statement will be used by us in defense of a claim or to void the Contract unless it is included in a written application.

We may not modify this Contract without your consent, except to make it comply with any changes in the Internal Revenue Code or as required by any other applicable law. Only our officers may change this Contract. No other individual may do this.


Incontestability We will not contest the validity of this Contract after the issue date.


Misstatement of Age or Sex If any age or sex has been misstated, we will pay the amounts which would have been paid at the correct age and sex.

If we find the misstatement of age or sex after the income payments begin, we will:

o pay all amounts underpaid including interest calculated at an effective annual rate of 6%; or

o    stop payments until the total payments are equal to the corrected amount.


Annual Statement At least once a year, prior to the Payout Start Date, we will send you a statement containing Contract Value information. The effective date of the information in the annual statement will not be more than two months before date of mailing. We will provide you with Contract Value information at any time upon request. The information presented will comply with any applicable law.


Settlements We may require that this Contract be returned to us prior to any settlement. We must receive due proof of death of the Owner or Annuitant prior to settlement of a death claim. Due proof of death is one of the following:

o    a certified copy of a death certificate; or

o a certified copy of a decree of a court of competent jurisdiction as to a finding of death; or

o    any other proof acceptable to us.

Any full withdrawal or Death Benefit under this Contract will not be less than the minimum benefits required by any statute of the state in which the Contract is delivered.


Deferment of Payments We will pay any amounts due from the Variable Account under this Contract within seven days, unless:

o the New York Stock Exchange is closed for other than usual weekends or holidays, or trading on such Exchange is restricted;

o    an emergency  exists as defined by the Securities and Exchange  Commission;
     or

o the Securities and Exchange Commission permits delay for the protection of Contract holders.

We reserve the right to postpone payments or transfers from the Fixed Account options for up to six months. If we elect to postpone payments from the Fixed Account for 30 days or more, we will pay interest as required by applicable law. Any interest would be payable from the date the withdrawal request is received by us to the date the payment is made.


Variable Account Modifications We reserve the right, subject to applicable law, to make additions to, deletions from, or substitutions for the mutual fund shares underlying the subaccounts of the Variable Account. We will not substitute any shares attributable to your interest in a subaccount of the Variable Account without notice to you and prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940, as amended.

We reserve the right to establish additional subaccounts of the Variable Account, each of which would invest in shares of a mutual fund. You may then instruct us to allocate purchase payments or transfers to such subaccounts, subject to any terms set by us or the mutual fund.

In the event of any such substitution or change, we may by endorsement, make such changes as may be necessary or appropriate to reflect such substitution or change.

If we deem it to be in the best interests of persons having voting rights under the Contracts, the Variable Account may be operated as a management company under the Investment Company Act of 1940, as amended, or it may be deregistered under such Act in the event such registration is no longer required.

LU4519                                                     Page 1
                         ALLSTATE LIFE INSURANCE COMPANY
                          (herein called "we" or "us")

                          Enhanced Death Benefit Rider

As used in this endorsement, "Contract" means the Contract or Certificate to which this endorsement is attached.

This rider was issued because you selected the Enhanced Death Benefit.

Enhanced Death Benefit The Death Benefit provision of your Contract is modified as follows:

If the owner is a living individual, the Enhanced Death Benefit applies only to the death of the owner. If the owner is not a living individual, the Enhanced Death Benefit applies only to the death of the annuitant.

The Death Benefit will be the greater of the values stated in your Contract, or the value of the Enhanced Death Benefit.

The Enhanced Death Benefit is equal to the greater of the Enhanced Death Benefit A or Enhanced Death Benefit B. The Enhanced Death Benefit will cease on the date we determine the value of the Death Benefit.

         Enhanced Death Benefit A.

         At issue, the Enhanced Death Benefit A is equal to the initial purchase payment. After issue, the Enhanced Death Benefit A is recalculated when a purchase payment or withdrawal is made or on a Contract anniversary as follows:

         1. For purchase payments, the Enhanced Death Benefit A is equal to the most recently calculated Enhanced Death Benefit A plus the purchase payment.

         2. For withdrawals, the Enhanced Death Benefit A is equal to the most recently calculated Enhanced Death Benefit A reduced by a withdrawal adjustment defined below.

         3. On each Contract anniversary, the Enhanced Death Benefit A is equal to the greater of the Contract Value or the most recently calculated Enhanced Death Benefit A.

         In the absence of any withdrawals or purchase payments, the Enhanced Death Benefit A will be the greatest of all Contract anniversary Contract Values on or prior to the date we calculate the Death Benefit.

         The Enhanced Death Benefit A will be recalculated for purchase payments, withdrawals and on Contract anniversaries until the oldest owner or the annuitant, if the owner is not a living individual, attains age 85.

         After age 85, the Enhanced Death Benefit A will be recalculated only for purchase payments and withdrawals.

         Enhanced Death Benefit B.

         The Enhanced Death Benefit B is equal to total purchase payments made reduced by a withdrawal adjustment defined below. Each purchase payment and each withdrawal adjustment will accumulate daily at a rate equivalent to 5% per year until the earlier of:

         1.       the date we determine the Death Benefit, or

         2. the first day of the month following the oldest owner's or, if the owner is not a living individual, the annuitant's 85th birthday.
         The Enhanced Death Benefit B will never be greater than the maximum death benefit allowed by any nonforfeiture laws which govern the Contract.

         Withdrawal Adjustment

         The withdrawal adjustment is equal to (a) divided by (b), with the result multiplied by (c), where:

         (a) = the withdrawal amount.
         (b) = the Contract Value immediately prior to the withdrawal.
         (c) = the most recently calculated Enhanced Death Benefit A or B, as applicable.


Mortality and Expense Risk Charge The Mortality and Expense Risk Charge provision of your Contract is modified as follows:

The annualized Mortality and Expense Risk Charge of 1.15% is changed to 1.35%.

After the death of the owner, if the surviving spouse elects to continue the Contract in the Accumulation Phase, then the annualized Mortality and Expense Risk Charge of 1.35% will be changed to 1.15%. The effective date of this change will be the date we determine the value of the Death Benefit.


Except as amended in this rider, the Contract remains unchanged.


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Michael J. Velotta                 Louis G. Lower, II
Secretary                          Chairman and Chief Executive Officer

                                     Page 3
LU4521
                         ALLSTATE LIFE INSURANCE COMPANY
                          (herein called "we" or "us")

               Enhanced Death and Income Benefit Combination Rider

As used in this endorsement, AContract@ means the Contract or Certificate to which this endorsement is attached.

This  rider was  issued  because  you  selected  the  Enhanced  Death and Income
Benefit.

Enhanced Death Benefit The Death Benefit provision of your Contract is modified as follows:

If the owner is a living individual, the Enhanced Death Benefit applies only to the death of the owner. If the owner is not a living individual, the Enhanced Death Benefit applies only to the death of the annuitant.

The Death Benefit will be the greater of the values stated in your Contract, or the value of the Enhanced Death Benefit.

The Enhanced Death Benefit is equal to the greater of the Enhanced Death Benefit A or Enhanced Death Benefit B. The Enhanced Death Benefit will cease on the date we determine the value of the Death Benefit.

         Enhanced Death Benefit A.

         At issue, the Enhanced Death Benefit A is equal to the initial purchase payment. After issue, the Enhanced Death Benefit A is recalculated when a purchase payment or withdrawal is made or on a Contract anniversary as follows:

         1. For purchase payments, the Enhanced Death Benefit A is equal to the most recently calculated Enhanced Death Benefit A plus the purchase payment.

         2. For withdrawals, the Enhanced Death Benefit A is equal to the most recently calculated Enhanced Death Benefit A reduced by a withdrawal adjustment defined below.

         3. On each Contract anniversary, the Enhanced Death Benefit A is equal to the greater of the Contract Value or the most recently calculated Enhanced Death Benefit A.

         In the absence of any withdrawals or purchase payments, the Enhanced Death Benefit A will be the greatest of all Contract anniversary Contract Values on or prior to the date we calculate the Death Benefit.

         The Enhanced Death Benefit A will be recalculated for purchase payments, withdrawals and on Contract anniversaries until the oldest owner or the annuitant, if the owner is not a living individual, attains age 85.

         After age 85, the Enhanced Death Benefit A will be recalculated only for purchase payments and withdrawals.

         Enhanced Death Benefit B.

         The Enhanced Death Benefit B is equal to total purchase payments made reduced by a withdrawal adjustment. Each purchase payment and each withdrawal adjustment will accumulate daily at a rate equivalent to 5% per year until the earlier of:

         1.       the date we determine the Death Benefit, or

         2. the first day of the month following the oldest owner's or, if the owner is not a living individual, the annuitant's 85th birthday.
         The Enhanced Death Benefit B will never be greater than the maximum death benefit allowed by any nonforfeiture laws which govern the Contract.

         Withdrawal Adjustment

         The withdrawal adjustment is equal to (a) divided by (b), with the result multiplied by (c), where:

         (a)  =  the withdrawal amount.
         (b) = the Contract Value immediately prior to the withdrawal. (c) = the most recently calculated Enhanced Death Benefit A or B, as applicable.


Enhanced Income Benefit The following is added to your Contract.

I. The Enhanced Income Benefit will apply if the owner elects a Payout Start Date that:

          o    is on or after the tenth Contract anniversary, and

          o    is prior to the annuitant's age 90.

         Throughout the PAYOUT PHASE section of your Contract, the term "Contract Value" is replaced with "the greater of the Contract Value or the Enhanced Income Benefit".

         If the amount applied to an income plan is the Enhanced Income Benefit, then the income plan must provide payments guaranteed for either single or joint life with a period certain of at least:

          o 10 years, if the youngest annuitant's age is 80 or less on the date the amount is applied, or

          o 5 years, if the youngest annuitant's age is greater than 80 on the date the amount is applied.

         If the amount applied to an income plan is the Contract Value, then the income plan may be any plan then offered by us.

II. The Enhanced Income Benefit is equal to what the value of the Enhanced Death Benefit would be on the Payout Start Date.


Mortality and Expense Risk Charge The Mortality and Expense Risk Charge provision of your Contract is modified as follows:

The annualized Mortality and Expense Risk Charge of 1.15% is changed to 1.55%.

After the death of the owner, if the surviving spouse elects to continue the Contract in the Accumulation Phase, then the annualized Mortality and Expense Risk Charge of 1.55% will be changed to 1.15%. The effective date of this change will be the date we determine the value of the Death Benefit.


Except as amended in this rider, the Contract remains unchanged.


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Michael J. Velotta             Louis G. Lower, II
Secretary                      Chairman and Chief Executive Officer